EXHIBIT 10.5

Expro Group Holdings, N.V. 1311 Broadfield Boulevard, Ste 400 Houston, Texas 77084

Tel: +1 713 463 9776
exprogroup.com

September 20, 2021

Michael Bentham

Dear Michael:

We are pleased to extend an offer of employment to you for the position of Principal Accounting Officer of Expro Group Holdings, N.V., a limited liability company organized under the laws of the Netherlands (the “Company”) and of Expro Americas LLC, a Texas limited liability company (the “Employer”). Your employment is subject to the terms and conditions set forth in this letter. All benefits described in this letter are subject to and controlled by the applicable plans for such benefits and any terms and conditions stated in such plans.

Duties

In your capacity as Principal Accounting Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will be a member of the Executive Management Team. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s and the Employer’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval (which will not be unreasonably withheld), serving on boards of other companies (public or private) not in competition with the Company or the Employer, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

Your principal place of employment shall be at our U.S. headquarters in Houston, Texas, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Transition Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated transition date is October 1, 2021.

Base Salary

In consideration of your services, you will be paid an initial base salary of $310,000 on an annualized basis, subject to periodic review and payable in accordance with the standard payroll practices of the Employer, subject to all withholdings and deductions as required by law.

Annual Bonus

During your employment, you will be eligible to participate in the Employer’s annual short-term incentive program, which shall provide you with an opportunity to receive an annual, calendar-year bonus, based on corporate and individual performance criteria as may be determined by the Employer. It is expected that your target bonus opportunity will be 50% of your base salary. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a calendar year. Your bonus opportunity for the 2021 calendar year will be calculated separately for the period prior to your transition date and for the period after your transition date.

Equity Grants

During your employment, you will be eligible to receive annual grants of equity-based incentive awards under the Company’s Long-Term Incentive Plan (“LTIP”), based on annual equity allocations determined by the Board (or a designated committee thereof) in its sole discretion. In addition to the above-referenced LTIP awards, concurrent with your transition date, you will receive an initial LTIP award with grant date target value of approximately $448,800 (the “Initial LTIP Award”). It is expected that the Initial LTIP Award will be allocated among time based restricted stock units (60%) and performance based restricted stock units (40%), in each cased generally subject to your continued service through the relevant vesting dates, and the terms and conditions of the relevant award agreements. You may review the applicable plan and grant agreement for more information on the terms and conditions which apply.

Automobile Allowance

You will receive an automobile allowance of $12,000.00 /per year, or $461.54 on a bi-weekly basis, payable in accordance with the Company’s normal payroll practice. Automobile allowances will be reviewed in conjunction with the integration policy review and, therefore, may be subject to change. You will be eligible to receive similar benefits to similarly situated peers.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to other comparable employees of the Employer, including but not limited to group medical, dental, vision, and life insurance, disability benefits, retirement plans, an employee stock purchase plan, an executive severance plan, and a change-in-control severance plan, in each case subject to the terms and conditions of such plans and programs. You will be entitled to five weeks of paid vacation annually. You will also be entitled to the fringe benefits and perquisites that are made available to other comparable employees of the Employer, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company and the Employer reserve the right to amend, modify, or terminate any benefit plans or programs at any time and for any reason.

Stock Ownership Guidelines

In your position with the Company, you will be required to comply with the Company’s Stock Ownership Guidelines applicable to members of the Board, officers and other senior leadership. A copy of these guidelines has been enclosed for your reference.

At-Will Employment

Your employment with the Employer will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Employer.

Severance Plans and Participation Agreements

The Company maintains an Executive Retention & Severance Plan and an Executive Change-in-Control Severance Plan for officers and other key personnel in the event that the Company is acquired. The provisions of these plans are set forth in the Plan documents and the related Participation Agreements and will be the same as those terms currently in effect for other officers of the Company, which require that the executive agree to certain restrictive covenants (including a non-compete) for the period of employment with the Employer and ending one year following termination of employment. A copy of the applicable plans and participation agreements have been enclosed for your review.

Governing Law

This offer letter shall be governed by the laws of Texas, without regard to conflict of law principles.

Thank you for your service to the Company. I look forward to your continued success. If you have any questions about the above details, please call me immediately. If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter, whereupon it shall become our binding agreement. We would appreciate a written response no later than September 27, 2021. If you do not accept the offer by this date, the offer will expire.

We look forward to hearing from you.

Sincerely,

/s/ Quinn Fanning
Quinn Fanning
Chief Financial Officer

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

This offer does not change any existing confidentiality, non-competition, or non-solicitation obligations under any agreement or law.

/s/ Michael Bentham		September 23, 2021
Michael Bentham	DATE